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                          SECURITIES AND EXCHANGE COMMISSION

                                Washington, D.C. 20549

                                       FORM 15


            Certification and Notice of Termination of Registration under
                 Section 12(g) of the Securities Exchange Act of 1934
                     or Suspension of Duty to File Reports Under
            Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                             Commission File Number    0-26794
                                                                    __________


                                 ENTERPRISE SYSTEMS, INC.
                (Exact name of registrant as specified in its charter)

       1400 South Wolf Road, Wheeling, Illinois 60090-6524, (847) 537-4800
                 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                           Common Stock, $.01 par value
               (Title of each class of securities covered by this Form)

                                         none
             (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

    Rule 12g-4(a)(1)(i)      [X]       Rule 12h-3(b)(1)(ii)     [ ]
    Rule 12g-4(a)(1)(ii)     [ ]       Rule 12h-3(b)(2)(i)      [ ]
    Rule 12g-4(a)(2)(i)      [ ]       Rule 12h-3(b)(2)(ii)     [ ]
    Rule 12g-4(a)(2)(ii)     [ ]       Rule 15d-6               [ ]
    Rule 12h-3(b)(1)(i)      [ ]


    Approximate number of holders of record as of the certification or notice date: None; Registrant was merged into HBO & Company of Georgia, a wholly
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owned subsidiary of HBO & Company.
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    Pursuant to the requirements of the Securities Exchange Act of 1934 HBO &
Company, as successor issuer to Enterprise Systems, Inc., has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:      June 27, 1997               BY:  /s/ Jay P. Gilbertson
                                           -----------------------------------
                                            Jay P. Gilbertson
                                            Chief Financial Officer
                                            HBO & Company